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EXHIBIT 99.3

FOR IMMEDIATE RELEASE

For investor relations information, contact: EFJ, inc. Massoud Safavi, 202-833-7752 e-mail: msafavi@transcrypt.com	For trade press information, contact: EFJohnson Company Timi Jackson, 507-835-6305 e-mail: tjackson@efjohnson.com

Transcrypt International Announces Corporate Name Change and Re-organization

        Lincoln, NE—June 13, 2002—Transcrypt International, Inc. (OTC Bulletin Board: EFJI, formerly TRII) announced stockholder approval of a corporate name change and re-organization.

        Effective immediately, Transcrypt International, Inc. becomes EFJ, Inc., the parent company of two wholly owned divisions. One is EFJohnson Company, a provider of land mobile radio systems, products and services. The other is Transcrypt International, Inc., formerly the Secure Technologies Division of Transcrypt International, a provider of communications encryption products and services.

        Michael E. Jalbert, Chairman and CEO, said: "The new corporate identity and organization more clearly reflect the company's position in two related but distinct businesses. The move underscores our commitment to build upon the established EFJohnson brand name in the land mobile radio marketplace."

        The name change requires no re-issue of outstanding stock certificates. Beginning Monday, June 17, 2002, the company's shares will trade under the new EFJI stock symbol at the OTC Bulletin Board.

        The EFJohnson Company (www.efjohnson.com), founded in 1923, provides wireless communications systems solutions for public safety, commercial, and government customers. The company designs, manufactures, and markets conventional and trunked radio systems, land mobile radio repeaters and mobile and portable radios, including Project 25 digital radio products.

        Transcrypt International, Inc. (www.transcrypt.com) designs and manufactures information security products that prevent the unauthorized interception of sensitive voice and data communication.

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  EXHIBIT 99.3